As filed with the Securities and Exchange Commission on November 8, 2023

Registration No. 333-268727

Registration No. 333-259892

Registration No. 333-248083

Registration No. 333-233248

Registration No. 333-226405

Registration No. 333-217863

Registration No. 333-206247

Registration No. 333-188064

Registration No. 333-184810

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8

REGISTRATION STATEMENT NO. 333-268727

FORM S-8

REGISTRATION STATEMENT NO. 333-259892

FORM S-8

REGISTRATION STATEMENT NO. 333-248083

FORM S-8

REGISTRATION STATEMENT NO. 333-233248

FORM S-8

REGISTRATION STATEMENT NO. 333-226405

FORM S-8

REGISTRATION STATEMENT NO. 333-217863

FORM S-8

REGISTRATION STATEMENT NO. 333-206247

FORM S-8

REGISTRATION STATEMENT NO. 333-188064

FORM S-8

REGISTRATION STATEMENT NO. 333-184810

UNDER

THE SECURITIES ACT OF 1933

INTERCEPT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3868459
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

305 Madison Avenue, Morristown, NJ	07960
(Address of Principal Executive Offices)	(Zip Code)

305 Madison Avenue, Morristown, NJ

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

INTERCEPT PHARMACEUTICALS, INC. AMENDED AND RESTATED EQUITY INCENTIVE PLAN

INTERCEPT PHARMACEUTICALS, INC. 2012 EQUITY INCENTIVE PLAN

INTERCEPT PHARMACEUTICALS, INC. AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

(Full Titles of the Plans)

Michele Cera

Executive Director

Intercept Pharmaceuticals, Inc.

305 Madison Avenue

Morristown, NJ 07960

(646) 747-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Matthew G. Hurd

Oderisio de Vito Piscicelli

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all shares of common stock, with par values up to $0.001 per share, of the Company (the “Shares”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-268727, filed with the Commission on December 9, 2022, relating to the registration of 1,884,938 Shares under the Intercept Pharmaceuticals, Inc. Amended and Restated Equity Incentive Plan;

•	Registration Statement No. 333-259892, filed with the Commission on September 29, 2021, relating to the registration of 1,473,063 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-248083, filed with the Commission on August 17, 2020, relating to the registration of 1,311,975 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-233248, filed with the Commission on August 13, 2019, relating to the registration of 1,327,579 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-226405, filed with the Commission on July 27, 2018, relating to the registration of 1,080,859 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-217863, filed with the Commission on May 10, 2017, relating to the registration of 2,166,688 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-206247, filed with the Commission on August 7, 2015, relating to the registration of 1,711,935 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan;

•	Registration Statement No. 333-188064, filed with the Commission on April 22, 2013, relating to the registration of 661,075 Shares under the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan; and

•	Registration Statement No. 333-184810, filed with the Commission on November 7, 2012, relating to the registration of 2,051,028 Shares under the Intercept Pharmaceuticals, Inc. Amended and Restated 2003 Stock Incentive Plan and the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 26, 2023, by and among Alfasigma S.p.A., an Italian società per azioni (“Parent”), Interstellar Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent. The Merger became effective on November 8, 2023, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Bologna, Italy, on November 8, 2023.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Michele Cera
Name:	Michele Cera
Title:	Executive Director

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendments to the Registration Statements.